Exhibit 99.1

Palmer Square Capital BDC Inc.

Palmer Square Capital BDC, Inc. ("Palmer Square BDC") will seek to maximize total return, comprised of current income, with added potential for capital appreciation depending on market environments.

Unlike many other BDCs, who focus on investing in small/mid-sized companies, the Palmer Square BDC is primarily focused on broadly-syndicated senior debt (first lien). The Palmer Square BDC will employ Palmer Square's disciplined investment strategy which emphasizes flexibility, while still targeting an attractive yield.

Fund Level Metrics (5/31/2022)	
Net Investment Income[1]	8.05%
Average Price	$93.87
Debt to Equity Ratio	1.67x
NAV / Share[2]	$18.08

Portfolio Credit Quality (5/31/2022)	
BB	3%
B	86%
CCC	7%
NR	5%

Portfolio Allocation (5/31/2022)	
Bank Loans	96%
CLO Equity	2%
CLO Debt	1%
Corporate Bonds	1%

Please see Notes and Disclosure. Past performance is no guarantee of future results.

Fund Performance Metrics as of 5/31/2022 (net of fees)	Cumulative Return Since Inception
Palmer Square BDC - Dollar Weighted	8.29%
Palmer Square BDC - Time Weighted	3.61%

Past performance is no guarantee of future results. **Inception of the Palmer Square BDC is 1/23/2020.** Time Weighted performance provides performance of the Fund based on Net Asset Value (NAV). Dollar Weighted performance provides the actual net of fee performance of an initial investor in the Fund since inception, 50% of whose capital was called 1/23/2020 and 50% called 3/17/2020.

Monthly Performance Net of Fees as of 5/31/2021 - Dollar Weighted

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
2022	0.85%	-1.33%	-0.25%	0.10%	-7.43%								**-8.03%**
2021	1.89%	0.78%	-0.58%	0.63%	0.97%	0.29%	-0.24%	0.53%	1.17%	0.19%	-0.39%	1.07%	**6.48%**
2022			-15.54%	7.40%	7.46%	1.13%	4.25%	1.89%	0.35%	-0.40%	3.30%	2.30%	**10.58%**

Past performance is no guarantee of future results. Time Weighted performance provides performance of the Fund based on Net Asset Value (NAV). Performance returns assume the reinvestment of all dividends.

[1]Net Investment Income is the ratio of net investment income (loss) to average net assets and includes the waiver of incentive fees pre-listing. The ratio reflects an annualized amount. [2]NAV/Share is as of 5/31/2022. Performance assumes reinvestment of all dividends.

Palmer Square Capital Management LLC www.palmersquarecap.com Page 4
For Accredited Investor Use Only. Not for Redistribution.